Exhibit 99.1

Agenus Reports Fourth Quarter and Full Year 2016 Results

- Will Host Update Conference Call at 11am ET Today -

LEXINGTON, Mass., March 9, 2017 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies and cancer vaccines, provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2016.

"Actions we took last year put us on a path to register our lead antibodies that target CTLA-4 and PD-1 in the next four years. We also advanced programs directed at novel targets, such as 4-1BB and TIGIT, and upgraded our Berkeley manufacturing facility," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "As we enter 2017, we have strengthened our balance sheet with our recently announced Incyte transaction resulting in a cash infusion of $80 million and a reduction of our cash burn rate for 2017 and beyond."

Incyte Collaboration

Earlier this year, Agenus amended its collaboration with Incyte, resulting in $80 million of cash to Agenus: $60 million from an equity investment at $6/share plus $20 million in accelerated clinical development milestones for the GITR and OX40 programs. In addition, these programs were converted from co-funded development and profit-share arrangements to royalty-bearing programs at a 15% royalty rate, with Agenus eligible for up to $510 million in future milestones.

UCB Collaboration

Agenus entered into a research collaboration with UCB to advance the development of multi-specific therapeutic antibodies. The collaboration presents a unique opportunity to discover novel therapeutics. This approach has the potential to expedite the development of Agenus' portfolio of discovery programs focused on the next generation of I-O targets.

2017 Anticipated Milestones:

  Start Phase 1 dose-escalation trial for anti-PD-1 antagonist AGEN2034 in H1.
  Start Phase 1b combination trial with AGEN1884 (CTLA-4) and AGEN2034 (PD-1) in H2.
  Start Phase 1 trial for AutoSynVax™ in H1.
  Start cervical cancer trial for PD-1 monotherapy in H2.
  Readouts of AutoSynVax™ immunogenicity in H2.
  Execute additional strategic transactions.

2016 Select Highlights:

Research & Development

  Started Phase 1 dose escalation trial of AGEN 1884, Agenus' proprietary anti-CTLA-4 antibody.
  Started Phase 1 trial for INCAGN1876, anti-GITR antibody in partnership with Incyte.
  Started Phase 1 trial for INCAGN1949, anti-OX40 antibody in partnership with Incyte.
  Advanced collaboration with Merck with the selection of a lead product candidate.
  GlaxoSmithKline filed for regulatory approval of Shingrix® vaccine containing Agenus' QS-21 Stimulon®.

Leadership

  Appointed Ulf Wiinberg to Board of Directors, bringing three decades of leadership experience in the global biopharmaceutical industry to our governance team.
  Appointed Dr. Jean-Marie Cuillerot as Vice President and Global Head of Clinical Development, who has since assumed the role of a Chief Medical Officer. Dr. Cuillerot has been integral to the development of Yervoy and Avelumab during his tenure at BMS and Merck Serono.

Fourth Quarter 2016 Financial Results
Cash, cash equivalents and short-term investments were $76.4 million as of December 31, 2016. Subsequent to the end of the year, Agenus received $80 million in cash as part of the amended partnership and stock purchase agreement with Incyte. The increased cash combined with substantially reduced clinical development expense obligations under the prior Incyte agreement, will significantly reduce our cash burn and extend our cash runway through the second quarter of 2018.

For the fourth quarter, Agenus reported a net loss of $26.1 million, or $0.30 per share, compared with a net loss for the fourth quarter of 2015 of $15.6 million, or $0.18 per share. The company's cash burn for the quarter was approximately $19.0 million compared to approximately $27.9 million during the third quarter.

The increased net loss for the quarter ended December 31, 2016, compared to the same period in 2015, was due primarily to the expansion and growth of the research activities at the Company partially offset by non-cash income for the quarter ended December 31, 2016 of $9.4 million, due to the fair value adjustment of the contingent purchase price considerations compared to $623,000 for the same period in 2015. In addition, during the quarter ended December 31, 2015 we recorded a $5.4 million income tax benefit recognized as a result of our 2015 acquisitions.

For the year ended December 31, 2016, the Company incurred a net loss of $127 million, or $1.46 per share, compared with a net loss of $88 million, or $1.13 per share, in the same period in 2015.

The increase in net loss for the year ended December 31, 2016, compared to the net loss for the same period in 2015, was primarily due to the Company's growth and to the advancement of our programs, and increased interest expense on our long-term debt partially offset by the decreased non-cash expense for fair value adjustments to our contingent obligations.

Conference Call, Webcast and Prepared Statement Information
Agenus executives will host a conference call today at 11:00 a.m. Eastern Time. To access the live call, dial 1-877-870-4263 (U.S.) or 1-412-317-0790 (international) and ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast. A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is based in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Revenue	$5,576	$7,639	$22,573	$24,817

Operating expenses:
Research and development	25,983	17,949	94,971	70,444
General and administrative	8,670	8,460	33,126	28,370
Non-cash contingent consideration fair value adjustment	(9,401)	(623)	1,953	6,704

Operating loss	(19,676)	(18,147)	(107,477)	(80,701)

Other (expense) income, net including income tax benefit	(6,447)	2,540	(19,518)	(7,180)

Net loss	(26,123)	(15,607)	(126,995)	(87,881)

Dividends on Series A convertible preferred stock	(51)	(51)	(204)	(203)

Net loss attributable to common stockholders	$(26,174)	$(15,658)	$(127,199)	$(88,084)

Per common share data, basic and diluted:

Net loss attributable to common stockholders	$(0.30)	$(0.18)	$(1.46)	$(1.13)
Weighted average number of common shares outstanding, basic and diluted	87,416	84,966	87,070	78,212

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2016		September 30, 2016	December 31, 2015

Cash, cash equivalents and short-term investments	$ 76,437	*	$ 95,399	$ 171,668
Total assets	156,986		174,842	242,228
Total stockholders' (deficit) equity	(39,126)		(21,039)	70,728

*$80 million received from Incyte transactions subsequent to year end, pro-forma cash balance $156.4 million.

Forward Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company's intention to register its lead antibody candidates in the next four years, the anticipated reduction of the Company's cash burn rate and R&D expenses for 2017 and beyond, potential milestone payments from Incyte, the potential benefit from the Company's UCB collaboration, anticipated 2017 milestones, and the Company's projected cash runway. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com